EXCHANGE AGREEMENT
EXCHANGE AGREEMENT (the “Agreement”) is made as of September 26, 2022, by and between Troika Media Group, Inc., a Nevada corporation (the “Company”), and the holder (the “Holder”) of the Company’s Series E Convertible Preferred Stock (the “Existing Preferred Stock”) and Common Stock Purchase Warrants issued in connection therewith (the “Existing Warrants”).

WHEREAS, the Existing Preferred Stock and the Existing Warrants were issued to the Holder pursuant to the terms of that certain Securities Purchase Agreement (“Purchase Agreement”), dated as of March 16, 2022, by and among the Company, the Holder and the other purchasers signatory thereto (“Other Holders”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to seek written consent of the Holder, and the Holder desires to provide a written consent to amend and restate the terms of all of Holder’s shares of Existing Preferred Stock as set forth in the Amended and Restated Certificate of Designation of Preferences, Rights and limitations of the Series E Convertible Preferred Stock, in the form of Exhibit A attached hereto (the “Certificate of Designation”);

WHEREAS, subject to the terms and conditions set forth in the Agreement and in reliance on Section 3(a)(9) of the Securities Act, the Company desires to exchange with the Holder, and the Holder desires to exchange with the Company, all of Holder’s Existing Warrants for Common Stock Purchase Warrants of the Company in the form of Exhibit B attached hereto (the "Exchange Warrants"); and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises and the mutual agreements, representations and warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Amendment of Preferred Stock and Exchange of Existing Warrants. On the date hereof (the “Closing Date”), subject to the terms and conditions of this Agreement, (i) the Holder shall deliver a written consent in the form of Exhibit C to the amendment and restatement of the Certificate of Designation (the “Written Consent”) (“Preferred Stock Amendment”) and (ii) the Company and the Holder shall, pursuant to Section 3(a)(9) of the Securities Act, exchange all of the Holder’s Existing Warrants for Exchange Warrants, in the ratio of one Exchange Warrant for each share of Common Stock underlying the Existing Warrants without regard to any adjustment to the number of underlying shares since the date of issuance of the Existing Warrants (such underlying shares, the “Warrant Shares” and such exchange, “Warrant Exchange” and collectively with the Preferred Stock Amendment, the “Transaction”). Subject to the conditions set forth herein, the Transaction shall take place virtually on the Closing Date, or at such other time and place as the Company and the Holder mutually agree (the “Closing”). At the Closing, the following transactions shall occur:

1.1the Holder shall deliver a duly executed Written Consent.

1.2the Company shall deliver Exchange Warrants to the Holder or its designee in accordance with the Holder’s delivery instructions set forth on the Holder signature page hereto. Subject to the receipt of the Exchange Warrants, the Holder’s

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Existing Warrants shall be deemed cancelled, and the Holder shall undertake to return the Holder’s Existing Warrants to the Company following the Closing.

1.3On the Closing Date, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Exchange Warrants, irrespective of the date such Exchange Warrants are delivered to the Holder in accordance herewith.

1.4The Company and the Holder shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Transaction, including, at the request of the Company or its transfer agent, executed stock powers in customary form.

2.Closing Conditions.

1.5Conditions to Holder’s Obligations. The obligation of the Holder to consummate the Transaction is subject to the fulfillment, to the Holder’s reasonable satisfaction, prior to or at the Closing, of each of the following conditions:

(a)Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as if made on and as of such date.

(b)Issuance of Exchange Warrants. At the Closing, the Company shall deliver to the Holder the certificates representing the Exchange Warrants (or, at the election of the Holder, evidence of book-entry).

(c)No Actions. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement.

(d)Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Holder, and the Holder shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(e)Other Holders. All Other Holders of Preferred Stock and Warrants shall have entered into an agreement substantially similar to this Agreement.

(f)Written Consents. All Other Holders of Preferred Stock shall have delivered to the Company a Written Consent to the amendment and restatement of the Certificate of Designation in the form attached hereto as Exhibit C.

(g)Board Consent. The Board of Directors of the Company shall have executed a written consent to the amendment and restatement of the Certificate of Designation.

1.6Conditions to the Company’s Obligations. The obligation of the Company to consummate the Transaction is subject to the fulfillment, to the Company’s reasonable satisfaction, prior to or at the Closing, of each of the following conditions:

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(a)Representations and Warranties. The representations and warranties of the Holder contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as if made on and as of such date.

(b)No Actions. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement.

(c)Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company and the Company shall have received all such counterpart originals or certified or other copies of such documents as the Company may reasonably request.

(d)Other Holders. All Other Holders of Preferred Stock and Warrants shall have entered into an agreement substantially similar to this Agreement.

(e)Written Consents. The Holder and all Other Holders of Preferred Stock shall have delivered to the Company a Written Consent to the amendment and restatement of the Certificate of Designation in the form attached hereto as Exhibit C.

3.Representations and Warranties of the Company. The Company hereby represents and warrants to Holder that:

1.1Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

1.2Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder, and the authorization (or reservation for issuance of underlying shares of Common Stock), the Transaction, the amendment and restatement of the Certificate of Designation and the issuance of the Exchange Warrants, have been taken on or prior to the date hereof.

1.3Valid Issuance of the Exchange Warrants. The Exchange Warrants, when issued and delivered in accordance with the terms of this Agreement, for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable. Each of the shares of Common Stock underlying the Series E Preferred Stock (the “Conversion Shares”) and the Warrant Shares, when issued in accordance with the terms of the Securities, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Existing Preferred Stock continues to be, and after the filing of the Certificate of Designation with the Secretary of State of the State of Nevada, will continue to be, duly and validly issued, fully paid and nonassessable. The Company has reserved from its duly authorized capital stock the maximum number of shares of

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Common Stock issuable pursuant to the Certificate of Designation and the Exchange Warrants assuming a conversion price and exercise price equal to the lowest possible price thereunder.

1.4Compliance With Laws. Except as has been disclosed in filings with the Commission, the Company has not violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have a material adverse effect on its business and the Company has not received written notice of any such violation.

1.5Consents; Waivers. No consent, waiver, approval or authority of any nature, or other formal action, by any Person, not already obtained, is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions provided for herein and therein.

1.6Acknowledgment Regarding Holder’s Purchase of Securities. The Company acknowledges and agrees that the Holder is acting solely in the capacity of arm’s length Holder with respect to this Agreement, the Purchase Agreement and the other documents entered into in connection herewith and therewith (collectively, the “Transaction Documents”) and the transactions contemplated hereby and thereby and that the Holder is not (i) an officer or director of the Company, (ii) an “affiliate” of the Company (as defined in Rule 144 promulgated under the Securities Act), or (iii) to the knowledge of the Company, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended). The Company further acknowledges that the Holder is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Holder or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Holder’s delivery of the Written Consent and the acceptance of the Exchange Warrants. The Company further represents to the Holder that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

1.7Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, selfregulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Securities or any of the Company’s officers or directors in their capacities as such.

1.8No Group. The Company represents to the Holder that it will be entering into exchange agreements with all of the Other Holders in substantially the form and identical terms hereof (“Other Agreements”), but the Company acknowledges that the Holder is acting independently in connection with this Agreement and the transactions contemplated hereby, and is not acting as part of a “group” as such term is defined under Section 13(d) of the Securities Act and the rules and regulations promulgated thereunder. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered pursuant to any of the Other Agreements is or will be more favorable than those terms offered hereunder.

1.9Validity; Enforcement; No Conflicts. This Agreement and each Transaction Document to which the Company is a party have been duly and validly authorized, executed and delivered on behalf of the Company and shall constitute the legal, valid and binding obligations of the Company enforceable against the Company in

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accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Company or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party or by which it is bound, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities or “blue sky” laws) applicable to the Company, except in the case of clause (ii) above, for such conflicts, defaults or rights which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder.

1.10Disclosure. Other than the information to be contained in the 8-K Filing filed in accordance with Section 5.1, the Company confirms that neither it nor any other Person acting on its behalf has provided the Holder or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in the Series E Preferred Stock and the Exchange Warrants.

1.11No Commission Paid. Neither the Company nor any of its affiliates nor any Person acting on behalf of or for the benefit of any of the foregoing, has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration (within the meaning of Section 3(a) (9) of the Securities Act and the rules and regulations of the Commission promulgated thereunder) for soliciting the Transaction.

4.Representations and Warranties of the Holder. The Holder hereby represents, warrants and covenants that:

1.1Authorization. The Holder has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

1.2Investment Experience. The Holder can bear the economic risk of its investment in the Securities, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities.

1.3Information. The Holder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and issuance of the Series E Preferred Stock and Exchange Warrants which have been requested by the Holder. The Holder has had the opportunity to review the Company's filings with the Commission. The Holder and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Holder or its advisors, if any, or its representatives shall modify, amend or affect the Holder’s right to

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rely on the Company’s representations and warranties contained herein. The Holder understands that its investment in the Series E Preferred Stock and Exchange Warrants involves a high degree of risk. The Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Series E Preferred Stock and Exchange Warrants. The Holder is relying solely on its own accounting, legal and tax advisors, and not on any statements of the Company or any of its agents or representatives, for such accounting, legal and tax advice with respect to its acquisition of the Series E Preferred Stock and Exchange Warrants and the transactions contemplated by this Agreement.

1.4No Governmental Review. The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Series E Preferred Stock and Exchange Warrants or the fairness or suitability of the investment in the Series E Preferred Stock and Exchange Warrants nor have such authorities passed upon or endorsed the merits of the offering of the Series E Preferred Stock and Exchange Warrants.

1.5Validity; Enforcement; No Conflicts. This Agreement and each Transaction Document to which the Holder is a party have been duly and validly authorized, executed and delivered on behalf of the Holder and shall constitute the legal, valid and binding obligations of the Holder enforceable against the Holder in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. The execution, delivery and performance by the Holder of this Agreement and each Transaction Document to which the Holder is a party and the consummation by the Holder of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities or “blue sky” laws) applicable to the Holder, except in the case of clause (ii) above, for such conflicts, defaults or rights which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

1.6Bring-Down of Representations and Warranties. All legal and factual representations and warranties made by the Holder to the Company in any prior agreements pursuant to which Existing Preferred Stock and Existing Warrants were originally issued (other than Section 3.2(g) of the Purchase Agreement) are accurate and complete in all material respects as of the date hereof, unless as of a specific date therein in which case they shall be accurate as of such date (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect (as defined in such agreements), in all respects).

1.7Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Holder has not, nor has any Person acting on behalf of or pursuant to any understanding with the Holder, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Holder first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, if the Holder is

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a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Holder’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Holder’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to enter into this Agreement. Other than to other Persons party to this Agreement or to the Holder’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, the Holder has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

5.Additional Covenants.

1.12Disclosure. The Company shall, on or before 9:30 a.m., New York City time, on September 27, 2022, issue a Current Report on Form 8-K (the “8-K Filing”) disclosing all material terms of the transactions contemplated hereby. From and after the issuance of the 8-K Filing, the Holder shall not be in possession of any material, nonpublic information received from the Company or any of its respective officers, directors, employees or agents that is not disclosed in the 8-K Filing. The Company shall not, and shall cause its officers, directors, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company from and after the filing of the 8-K Filing without the express written consent of the Holder. The Company shall not disclose the name of the Holder in any filing, announcement, release or otherwise, unless such disclosure is required by law or regulation. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate.

1.13Filing of Certificate of Designation. Promptly following Closing, the Company shall file the Certificate of Designation with the Secretary of State of the State of Nevada, requesting expedited processing, and the Company shall promptly provide the Holder with the file-stamped copy thereof as promptly as practicable.

1.14Intentionally Omitted.

1.15Raise Funds. The Company shall use its commercially reasonable efforts to raise sufficient capital to repurchase, and if the Company is successful in raising sufficient capital it shall be required to repurchase, the Series E Preferred Stock as promptly as practicable following the Closing. The Company shall use commercially reasonable efforts to repurchase all such shares of the Series E Preferred Stock in accordance with Section 8(b) of the Certificate of Designation on or prior to November 28, 2022.

1.16Liquidated Damages. No later than 5:00 p.m. (New York City time) on September 27, 2022, the Company shall pay to the Holder in cash by wire transfer of immediately available funds all liquidated damages pursuant to Section 2(d) of the Registration Rights Agreement (as defined in the Purchase Agreement) payable to the Holder through and including September 21, 2022 (which shall include the amount due September 3, 2022 and a pro-rated amount which otherwise would be due October 3, 2022 if the conditions therein were met), which amount is set forth on Holder’s signature page hereto. The Company and the Holder hereby agree that no liquidated damages for any period from and after September 21, 2022 shall be required to be paid by the

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Company to the Holder if and only if the Company has repurchased all Series E Preferred Stock held by the Holder on or prior to the Standstill End Date (as defined in the Certificate of Designation). If not all Series E Preferred Stock held by the Holder has been repurchased by the Company on or prior to the Standstill End Date, then (i) the Company shall pay to the Holder in cash by wire transfer of immediately available funds all liquidated damages pursuant to Section 2(d) of the Registration Rights Agreement accrued but unpaid through and including the Standstill End Date, within one (1) Business Day following the Standstill End Date, and (ii) the Company shall be liable for any future liquidated damages pursuant to Section 2(d) of the Registration Rights Agreement in accordance with the terms thereof.

1.17Amendment and Survival of Purchase Agreement. The Exchange Warrants issuable hereunder for all purposes shall be deemed “Warrants” as used under the Purchase Agreement as if the Exchange Warrants were issued pursuant to such agreement. All shares of Common Stock underlying Exchange Warrants shall be deemed “Warrant Shares” and “Underlying Shares” as if such shares were issuable pursuant to the Existing Warrants. Except as expressly set forth herein, the Purchase Agreement is and shall remain unchanged and in full force and effect, and nothing contained in this Agreement shall, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties, or shall alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Purchase Agreement.

1.18Fees and Expenses. Unless otherwise agreed to by the parties, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

1.19Section 3(a)(9) Exchange. The parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the holding period of the Exchange Warrants (and the Warrant Shares issuable thereunder) may be tacked on to the holding period of the Existing Warrants.  The Company agrees not to take any position contrary to this Section 5.8.

1.20Price Floor on Sales. From the date hereof until the date immediately following the Standstill End Date, the Holder shall not, directly or indirectly, (i) sell, transfer, assign, offer, pledge, contract to sell, transfer or assign, sell any option or contract to purchase, purchase any option or contract to sell, transfer or assign, grant any option, right or warrant to purchase, or otherwise transfer, assign or dispose of, directly or indirectly, any equity securities of the Company, including, but not limited to, preferred stock, warrants and other securities convertible into or exercisable or exchangeable for Common Stock for an effective price of less than $0.30 per share (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) of Common Stock; or (ii) hedge, short or take any other position in the Common Stock that is designed to or could reasonably be expected to lead to or result in a sale by the Investor or any other person or entity of Common Stock at a price less than $0.30 per share (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction).

6.Miscellaneous.
1.1Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns of the parties. Nothing in this

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Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

1.2Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

1.3Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

1.4Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered pursuant to the terms of the Purchase Agreement.

1.5Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon Holder and the Company, provided that no such amendment shall be binding on a holder that does not consent thereto to the extent such amendment treats such party differently than any party that does consent thereto.

1.6Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

1.7Entire Agreement. This Agreement represents the entire agreement and understanding between the parties concerning the Transaction and the other matters described herein and therein and supersede and replaces any and all prior agreements and understandings solely with respect to the subject matter hereof and thereof.

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1.8Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

1.9Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereunder” or “herein” relate to this Agreement.

1.10No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

1.11Survival. The representations, warranties and covenants of the Company and the Holder contained herein shall survive the Closing and delivery of the Exchange Warrants.

1.12Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

1.13No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

1.14Several Obligations. The obligations of the Holder under this Agreement are several and not joint with the obligations of any Other Holder under any of the Other Agreements, and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any such Other Agreement. Nothing contained in this Agreement or in any Other Agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

1.15Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Other Holder relating to the subject matter hereof, including pursuant to any Other Agreement, is or will be more favorable to such Other Holder than those of the Holder and this Agreement. If, and whenever on or after the date hereof, the Company enters into an agreement with an Other Holder relating to the subject matter hereof with terms that are materially different from this Agreement, then (i) the Company

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shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such other agreement, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this paragraph shall apply similarly and equally to all agreements relating to the subject matter hereof entered into with any Other Holder.

[SIGNATURES ON THE FOLLOWING PAGES]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.
THE COMPANY
Troika Media Group, Inc.
By:
Name:
Title:

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.
INVESTOR
Name of Holder: ________________________________________________________
Signature of Authorized Signatory of Holder: __________________________________
Name of Authorized Signatory: ____________________________________________________
Title of Authorized Signatory: _____________________________________________________
Email Address of Authorized Signatory: _____________________________________________

Registered Warrants subject to Exchange:
Exchange Warrants:
Liquidated Damages:

Instructions for Physical Delivery to Holder:___________________________________________

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